Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-188010 on Form S-8 of our report dated February 27, 2018, relating to the financial statements and financial statement schedule of SeaWorld Entertainment, Inc. and subsidiaries (the "Company") and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of SeaWorld Entertainment, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Tampa, FL

February 27, 2018